Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR QUARTER ENDED
MARCH 31, 2016

Annualized Net Income Return on Equity of 14.4%
Annualized Operating Return on Equity of 11.2%
Diluted Book Value Per Share of $48.22, up 4.8% from December 31, 2015

Hamilton, Bermuda, April 21, 2016 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) reported today net income after tax of $114.4 million, or $1.68 per diluted share, and operating income after tax of $89.9 million, or $1.29 per diluted share, for the first quarter of 2016.

Chris O’Kane, Chief Executive Officer, commented, “Aspen has started the year well, with solid first quarter underwriting results from our Insurance and Reinsurance businesses contributing to an annualized operating return on equity of 11.2% and 4.8% growth in diluted book value per share. Our Insurance teams are successfully executing our global products line strategy and delivered growth in targeted lines of business. At the same time, we continued to pull back from areas where we do not feel returns are adequate or are historically more volatile. Within Aspen Re, our teams had successful January and April renewals, again demonstrating our ability to maintain relevance with clients while navigating a challenging and changing market. We also welcomed our colleagues from AgriLogic. In addition, we continue to move closer to our clients, recently announcing the opening of our Dubai office to serve as our hub for the Middle East and Africa. As we move forward, we remain focused on consistently delivering value for our shareholders.”(1)
_____________________
Non-GAAP financial measures are used throughout this release as defined at the end of this press release.
(1) Refer to "Forward-looking Statements Safe Harbor" at the end of this press release.

Operating highlights for the quarter ended March 31, 2016

•	Gross written premiums increased by 6.1% to $975.7 million in the first quarter of 2016 compared with $919.2 million in the first quarter of 2015

•
Combined ratio of 91.6% for the first quarter of 2016 compared with 88.9% for the first quarter of 2015.  Net favorable development on prior year loss reserves of $21.6 million, or 3.3 combined ratio points, for the first quarter of 2016 compared with $27.5 million, or 4.6 combined ratio points, in the comparable period

•
Pre-tax catastrophe losses, net of reinsurance recoveries, totaled $18.7 million, or 2.8 combined ratio points, in the first quarter of 2016 compared with $13.5 million, or 2.3 combined ratio points, of pre-tax catastrophe losses, net of reinsurance recoveries, in the first quarter of 2015

Financial highlights for the quarter ended March 31, 2016

•
Annualized net income return on average equity of 14.4% and annualized operating return on average equity of 11.2% for the quarter ended March 31, 2016 compared with 16.4% and 12.4%, respectively, for the first quarter of 2015

•	Net income per diluted share of $1.68 for the quarter ended March 31, 2016 compared with net income per diluted share of $1.87 for the quarter ended March 31, 2015

•	Operating income per diluted share of $1.29 for the quarter ended March 31, 2016 compared with operating income per diluted share of $1.39 for the quarter ended March 31, 2015

•	Diluted book value per share of $48.22 as at March 31, 2016 up 4.8% from December 31, 2015

Segment Highlights

Insurance

Operating highlights for Insurance for the quarter ended March 31, 2016 include:

•	Gross written premiums of $458.1 million, an increase of 5.5% compared with $434.4 million in the first quarter of 2015

•	Combined ratio of 92.0% compared with 93.5% for the first quarter of 2015

•
Prior year favorable reserve development of $3.4 million, or 0.9 combined ratio points, compared with prior year favorable reserve development of $14.3 million, or 4.2 combined ratio points, for the first quarter of 2015

Growth in the Financial and Professional Lines, and Property and Casualty sub-segments was offset by a decline in the Marine, Aviation and Energy sub-segment, which includes a number of lines that continue to be impacted by rate pressures.

The combined ratio of 92.0% for the first quarter of 2016 included $8.0 million, or 2.1 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries, from weather-related events in the U.S. The combined ratio for the first quarter of 2015 included $5.8 million, or 1.7 percentage points, of pre-tax catastrophe losses net of reinsurance recoveries. For the quarter ended March 31, 2016, the Insurance accident year loss ratio excluding catastrophes was 57.0% compared with 60.8% a year ago.

Mario Vitale, CEO of Insurance, commented, “Aspen Insurance started the year with a solid quarter of profitable growth. The growth in the quarter was largely driven from businesses in which we have selectively chosen to expand, including contributions from Global Accident and Health, Management Liability, and our new European Property business. We continue to focus on growing our business in those areas that are strongest and offer us the most consistent returns which, we believe, will further improve our loss ratios over time. Our global insurance product line strategy is progressing well, most recently with the appointment of Lorraine Seib as Global head of Excess Casualty.”(1)

Reinsurance

Operating highlights for Reinsurance for the quarter ended March 31, 2016 include:

•
Gross written premiums of $517.6 million, an increase of 6.8% from $484.8 million in the first quarter of 2015. Adjusting for $45.2 million of premiums from AG Logic Holdings, LLC (“AgriLogic”) in the first quarter of 2016 and the negative impact of year-over-year foreign currency movements, gross written premiums in the first quarter of 2016 increased by 4.2% compared to the first quarter of 2015

•	Combined ratio of 84.9% compared with 76.7% for the first quarter of 2015

•
Prior year favorable reserve development of $18.2 million, or 6.5 combined ratio points, compared with $13.2 million prior year favorable reserve development, or 5.3 combined ratio points, for the first quarter of 2015

•	General and administrative expense ratio in first quarter of 2016 increased by 2.7 percentage points compared to the first quarter of 2015 primarily due to expenses associated with AgriLogic

Growth in the Specialty and Casualty sub-segments was offset by a decline in the Property Catastrophe and Other Property sub-segments. Growth in the Specialty sub-segment primarily reflects the first-time inclusion of AgriLogic in Aspen's financial results.

The combined ratio of 84.9% for the first quarter of 2016 included $10.7 million, or 3.8 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries, primarily as a result of weather-related events in the U.S. and an earthquake in Taiwan. The combined ratio of 76.7% for the first quarter of 2015 included $7.7 million, or 3.1 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries.

For the quarter ended March 31, 2016, the Reinsurance accident year loss ratio excluding catastrophes was 50.7% compared with 44.5% a year ago. Of the total increase in the accident year loss ratio excluding catastrophes, approximately half was due to the inclusion of AgriLogic, with the balance due to unfavorable foreign currency movements and change in business mix. Allowing for the impact of the above factors, the underlying performance of the Reinsurance segment is broadly in line with the first quarter of last year.

Stephen Postlewhite, CEO of Reinsurance, commented, “Aspen Re started the year well. We had successful January and April renewals as we continue to identify opportunities in a challenging market. We achieved premium growth in our Specialty and Casualty sub-segments and continued to carefully manage down our Property Cat book given ongoing pressures in that market. We also welcomed the AgriLogic team and are very pleased with the integration progress and prospects for this business. Additionally, we continue to seek further opportunities for future profitable growth and develop our regional expansion strategy, most recently announcing the opening of an office in Dubai to serve as a hub for the business in the Middle East and Africa.”(1)

Investment performance

Investment income of $49.5 million in the first quarter of 2016 increased by 4.4% compared to $47.4 million in the first quarter of 2015, as a significant portion of dividend income on the equity portfolio is concentrated in the first quarter.

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.63 years as at March 31, 2016 excluding the impact of interest rate swaps, or 3.56 years including the impact of interest rate swaps. The total return on Aspen’s aggregate investment portfolio was 2.08% for the three months ended March 31, 2016 and reflected gains in the fixed income and equity portfolios.

Book yield as at March 31, 2016 on the fixed income portfolio was 2.56% compared to 2.59% as at December 31, 2015.

Capital

Total shareholders’ equity was $3.6 billion as at March 31, 2016.
During the first quarter of 2016, Aspen repurchased 568,239 ordinary shares at an average price of $44.00 per ordinary share for a total cost of $25.0 million. Aspen had $391.3 million remaining under its current share repurchase authorization as at April 20, 2016.
Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:00 am (ET) on Friday, April 22, 2016.

To participate in the April 22 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (844) 378 6481 (US toll free) or
+1 (412) 542 4176 (international)
Conference ID 10082504
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available approximately two hours after the end of the live call for 14 days via phone and internet. To listen to the replay by phone please dial:

+1 (877) 344 7529 (US toll free) or
+1 (412) 317 0088 (international)
Replay ID 10082504
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
Mark.P.Jones@aspen.co
+1 (646) 289 4945

Media
Karen Green, Office of the CEO
Karen.Green@aspen.co
+44 20 7184 8110

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
Caroline.Merrell@citigatedr.co.uk
Jos.Bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at March 31, 2016	As at December 31, 2015

ASSETS
Total investments	$7,916.3	$7,712.2
Cash and cash equivalents	903.1	1,099.5
Reinsurance recoverables	609.6	523.7
Premiums receivable	1,339.1	1,115.6
Other assets	737.3	597.8
Total assets	$11,505.4	$11,048.8

LIABILITIES
Losses and loss adjustment expenses	$5,011.5	$4,938.2
Unearned premiums	1,804.0	1,587.2
Other payables	479.0	451.3
Silverton loan notes	104.5	103.0
Long-term debt	549.3	549.2
Total liabilities	$7,948.3	$7,628.9

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,557.1	3,419.9
Total liabilities and shareholders’ equity	$11,505.4	$11,048.8

Book value per share	$49.45	$46.99
Diluted book value per share (treasury stock method)	$48.22	$46.00

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	March 31, 2016	March 31, 2015
UNDERWRITING REVENUES
Gross written premiums	$975.7	$919.2
Premiums ceded	(176.0)	(156.0)
Net written premiums	799.7	763.2
Change in unearned premiums	(136.6)	(169.6)
Net earned premiums	663.1	593.6
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	357.4	306.1
Amortization of deferred policy acquisition costs	130.2	119.3
General, administrative and corporate expenses	119.8	102.2
Total underwriting expenses	607.4	527.6
Underwriting income including corporate expenses	55.7	66.0
OTHER OPERATING REVENUE
Net investment income	49.5	47.4
Interest expense	(7.4)	(7.4)
Other (expense)	(3.0)	(1.6)
Total other operating revenue	39.1	38.4

OPERATING INCOME BEFORE TAX	94.8	104.4

Net realized and unrealized exchange (losses)	(20.1)	(11.0)
Net realized and unrealized investment gains	42.2	39.7
INCOME BEFORE TAX	116.9	133.1
Income tax expense	(2.5)	(5.1)
NET INCOME AFTER TAX	114.4	128.0
Dividends paid on ordinary shares	(12.8)	(12.4)
Dividends paid on preference shares	(9.5)	(9.5)
Proportion due to non-controlling interest	0.2	—
Retained income	$92.3	$106.1
Components of net income (after tax)
Operating income	$89.9	$98.0
Net realized and unrealized exchange (losses) after tax	(16.9)	(9.8)
Net realized investment gains after tax	41.4	39.8
NET INCOME AFTER TAX	$114.4	$128.0

Loss ratio	53.9%	51.6%
Policy acquisition expense ratio	19.6%	20.1%
General, administrative and corporate expense ratio	18.1%	17.2%
Expense ratio	37.7%	37.3%
Combined ratio	91.6%	88.9%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended
	March 31, 2016	March 31, 2015

Basic earnings per ordinary share
Net income adjusted for preference share dividend and non-controlling interest	$1.73	$1.91
Operating income adjusted for preference share dividend and non-controlling interest	$1.33	$1.43
Diluted earnings per ordinary share
Net income adjusted for preference share dividend and non-controlling interest	$1.68	$1.87
Operating income adjusted for preference share dividend and non-controlling interest	$1.29	$1.39

Weighted average number of ordinary shares outstanding (in millions)	60.868	62.159

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	62.484	63.533

Book value per ordinary share	$49.45	$47.14
Diluted book value per ordinary share (treasury stock method)	$48.22	$46.02

Ordinary shares outstanding at end of the period (in millions)	60.675	61.723

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	62.213	63.227

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$517.6	$458.1	$975.7	$484.8	$434.4	$919.2
Net written premiums	449.5	350.2	799.7	442.1	321.1	763.2
Gross earned premiums	306.8	445.6	752.4	265.8	415.1	680.9
Net earned premiums	280.3	382.8	663.1	249.4	344.2	593.6
Losses and loss adjustment expenses	134.5	222.9	357.4	105.5	200.6	306.1
Policy acquisition expenses	59.4	70.8	130.2	53.4	65.9	119.3
General and administrative expenses	44.1	58.6	102.7	32.4	55.3	87.7
Underwriting income	$42.3	$30.5	$72.8	$58.1	$22.4	$80.5

Net investment income			49.5			47.4
Net realized and unrealized investment gains (1)			42.2			39.7
Corporate expenses			(17.1)			(14.5)
Other (expense) (2)			(3.0)			(1.6)
Interest expense			(7.4)			(7.4)
Net realized and unrealized foreign exchange (losses) (3)			(20.1)			(11.0)
Income before tax			$116.9			$133.1
Income tax expense			(2.5)			(5.1)
Net income			$114.4			$128.0

Ratios
Loss ratio	48.0%	58.2%	53.9%	42.3%	58.3%	51.6%
Policy acquisition expense ratio	21.2%	18.5%	19.6%	21.4%	19.1%	20.1%
General and administrative expense ratio (4)	15.7%	15.3%	18.1%	13.0%	16.1%	17.2%
Expense ratio	36.9%	33.8%	37.7%	34.4%	35.2%	37.3%
Combined ratio	84.9%	92.0%	91.6%	76.7%	93.5%	88.9%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Other (expense) in the first quarter of 2016 and first quarter of 2015 included $4.4 million and $2.9 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, France, Germany, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2015, Aspen reported $11.0 billion in total assets, $4.9 billion in gross reserves, $3.4 billion in total shareholders’ equity and $3.0 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investor Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

(1)    Forward-looking Statements Safe Harbor
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development, including our assumptions on inflation costs associated with long-tail casualty business which could differ materially from actual experience; a vote by the U.K. electorate in favor of a U.K. exit from the European Union in a forthcoming in-or-out referendum; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future natural catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; changes in market conditions in the agriculture industry, which may vary depending upon demand for agricultural products, weather, commodity prices, natural disasters, and changes in legislation and policies related to agricultural products and producers; termination of, or changes in, the terms of the U.S. Federal Multiple Peril Crop Insurance Program or the U.S. Farm Bill, including modifications to the Standard Reinsurance Agreement put in place by the Risk Management Agency of the U.S. Department of Agriculture; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market conditions or changes in our financial position; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses and deterioration with loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone crisis; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 19, 2016.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our then current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 21 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized gains or losses, including net realized and unrealized gains and losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-recurring items.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 21 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 20 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 21 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure.  Aspen believes that the presentation of loss ratios excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business.  Accident year loss ratios excluding catastrophes are calculated by dividing net losses excluding catastrophe losses, net expenses and prior year reserve movements by net earned premiums excluding catastrophe-related reinstatement premiums.  Aspen has defined catastrophe losses in the first quarter of 2016 as losses associated with weather-related events in the U.S. and an earthquake in Taiwan. Catastrophe losses in the comparable period of 2015 were defined as losses associated with storms in Europe, Australia and the U.S. See pages 9 and 10 of Aspen’s financial supplement for a reconciliation of loss ratios to accident year loss ratios excluding catastrophes.